As filed with the Securities and Exchange Commission on May 1, 1997

                          Registration No. 333-17177



                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                ______________

                       PRE-EFFECTIVE AMENDMENT NO. 2 TO
                                   FORM S-3
           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                ______________

                        Carrington Laboratories, Inc.
            (Exact name of registrant as specified in its charter)

   Texas                                                   75-1435663
   -------                                             ------------------
   (State or other jurisdiction of                      (I.R.S. Employer
   incorporation or organization)                      Identification No.)

                            2001 Walnut Hill Lane

                             Irving, Texas  75038
                                (972) 518-1300
        (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

         CHRISTOPHER S. RECORD
   Vice President, Business Development                    Copy to:
          and Strategic Planning                       NORMAN R. ROGERS

  Carrington Laboratories, Inc.                       Thompson & Knight,
  2001 Walnut Hill Lane                          A Professional Corporation
  Irving, Texas  75038                        1700 Pacific Avenue, Suite 3300
  (972) 518-1300                                     Dallas, Texas 75201

        (Name, address, including zip code, and telephone number, including area code, of agent for service)

      Approximate date of commencement of proposed sale to the public:
    From time to time after this registration statement becomes effective as determined by market conditions.

              If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

              If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

              If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

              If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

              If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.


              The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

   Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                 SUBJECT TO COMPLETION, DATED MAY 1, 1997

                                PROSPECTUS
                              953,753 Shares
                       Carrington Laboratories, Inc.

                                Common Stock

             This  Prospectus relates to the sale from time to
             time   by   certain   shareholders   (the "Selling
             Shareholders") of Carrington Laboratories, Inc., a Texas corporation ("Carrington" or the "Company"), of shares (the "Shares") of Common Stock, par value $.01 per share ("Common Stock"), of the Company that may be acquired from time to time by the Selling Shareholders upon conversion of shares of Series E Convertible
             Preferred   Stock  of  the  Company  (the "Series E
             Preferred Stock" ) sold by the Company to the Selling Shareholders in a private placement in October 1996.
             See  Selling Shareholders.   The Company will receive
             none of the proceeds from sales of the Shares. The Common Stock is listed on the Nasdaq National Market ("Nasdaq") under the symbol "CARN".


             The conversion price per share of Series E Preferred Stock (the "Conversion Price") is equal to the lower of (x) $25.20 (as adjusted for any stock split or stock dividend with respect to the Common Stock) and (y) 87% of the average of the daily closing bid prices of the Common Stock on Nasdaq for the three consecutive trading days ending on the trading day immediately preceding the date of conversion of the Series E Preferred Stock (such average daily closing bid price, the "Current Market Price"). Accordingly, the number of Shares a Selling Shareholder acquires upon any conversion of its Series E Preferred Stock, and thus the number of Shares offered by such Selling Shareholder pursuant to this Prospectus, will depend on the Current Market Price of the Common Stock on the date of conversion. If all the presently outstanding shares of Series E Preferred Stock are converted into Common Stock, and assuming a Current Market Price of the Common Stock on the date of conversion of $3.98, the total number of Shares offered hereby would be 953,753. On April 11, 1997, the closing sales price of the Common Stock on Nasdaq was $5.125 per share. See "Selling Shareholders."

             The Shares may be sold from time to time by the Selling Shareholders, or by their pledgees, donees or other successors in interest. Such sales may be made on Nasdaq or otherwise at prices and on terms related to the then current market price of the Common Stock or in negotiated transactions. The Shares may be sold by any one or more of the following methods: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent, but may position and resell a portion of a block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal, and resale by such broker or dealer, for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) privately negotiated transactions.
             See  Plan of Distribution.

                  The Company has agreed with the Selling Shareholders to register the Shares offered hereby. The Company has also agreed to pay all reasonable expenses incident to such registration, other than underwriting discounts and commissions and other fees and expenses of investment bankers and other than brokerage commissions. It is estimated that the fees and expenses payable by the Company in connection with the registration of the Shares will be approximately $50,000. The Company intends to keep the Registration Statement (as hereinafter defined), of which this Prospectus is a part, effective for a period ending no later than October 21, 1998. See Selling Shareholders.


           THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                   SEE  RISK FACTORS  BEGINNING ON PAGE 4.

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE

          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES
              COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                 THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                       CONTRARY IS A CRIMINAL OFFENSE.

         The date of this Prospectus is May 1, 1997 1997.

                  No person is authorized in connection with the offering made hereby to give any information or to make any representation not contained or incorporated by reference in this Prospectus, and any information or representation not contained or incorporated by reference herein must not be relied upon as having been authorized by the Company or any Selling Shareholder. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof.


                              TABLE OF CONTENTS

                                                                      Page
                                                                      ----
   Available Information   . . . . . . . . . . . . . . . . . . . . . .  2
   Incorporation of Certain Documents by Reference . . . . . . . . . .  3
   The Company . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
   Recent Developments . . . . . . . . . . . . . . . . . . . . . . . .  3
   Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
   Disclosure Regarding Forward-Looking Statements . . . . . . . . . .  7
   Selling Shareholders  . . . . . . . . . . . . . . . . . . . . . . .  7
   Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . . . 10
   Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
   Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10



                            AVAILABLE INFORMATION

                  The Company is subject to the informational requirements
   of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, registration statements, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison
   Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Commission at prescribed rates through its Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. These reports, registration statements, proxy statements and other information may be obtained from the web site that the Commission maintains at http://www.sec.gov.

                  The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended, for the registration of 1,732,279 shares of Common Stock with respect to the offering made hereby (such Registration Statement, including all amendments or supplements thereto, the "Registration Statement"). This

   Prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.


               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

                  The following documents filed by the Company with the Commission (File No. 0-11997) pursuant to the Exchange Act are incorporated herein by reference:


                  (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (as amended by Form 10-K/A (Amendment No. 1) filed on April 7, 1997 and Form 10-K/A (Amendment No. 2) filed on April 30, 1997);

                  (2) The description of the Common Stock contained in the Registration Statement on Form 8-A of the Company heretofore filed by the Company with the Commission, including any amendments or reports filed for the purpose of updating such description; and

                  (3) All other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares.


                  Any statement contained herein or in a document or information incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                  The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of any such person, a copy of any and all of the foregoing documents or information that has been incorporated by reference in this Prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Christopher S. Record, Vice President, Business Development and Strategic Planning, Carrington Laboratories, Inc., 2001 Walnut Hill Lane, Irving, Texas 75038, telephone (972) 518-1300.

                                 THE COMPANY

                  Carrington is a research-based pharmaceutical and medical device company engaged in the development, manufacturing and marketing of naturally derived complex carbohydrate and other natural product therapeutics for the treatment of major illnesses and the dressing and management of wounds. The Company sells, using a network of distributors, non-prescription products through its Wound and Skin Care Division, veterinary medical devices and pharmaceuticals through its Veterinary Medical Division and consumer products through its
   consumer  products   subsidiary, Caraloe, Inc.  The Company's research
   and product portfolio are based primarily on complex carbohydrate technology derived from the Aloe vera plant.

                  The Company s principal executive offices are located at 2001 Walnut Hill Lane, Irving, Texas 75038, and its telephone number is
   (972) 518-1300.


                             RECENT DEVELOPMENTS

                  On October 31, 1996, the Company announced the results of a recently completed Phase III Pivotal trial of the Company's proprietary compound Aliminase[TM] for the treatment of ulcerative
   colitis.   Results of this trial indicated no statistically significant differences that would support a conclusion that Aliminase[TM] has a therapeutic effect in treating ulcerative colitis. As a result, the Company terminated a planned second clinical trial of Aliminase[TM] and placed further testing of Aliminase[TM] on hold.

                  On March 4, 1997, the Company completed a repurchase of 50% of its outstanding Series E Preferred Stock at a purchase price of $11,300 per share, for a total cash purchase price of $3,729,000. See "Selling Shareholders."

                  Effective March 31, 1997, the Company's supply contract relating to the sale of Manapol(R), a freeze dried Aloe vera powder, was terminated. See "Risk Factors - Mannatech Contract."


                                 RISK FACTORS

                  The shares of Common Stock offered hereby involve a high degree of risk. Prospective purchasers should carefully consider the following risk factors, in addition to the other information contained or incorporated by reference in this Prospectus.

                  No Assurance of Profits. The Company incurred a net loss in each of the fiscal years 1983, the year of its initial public offering, through 1990 and had to rely on outside sources of funds to maintain its liquidity during this period. In each of the fiscal years 1991 through 1994, the Company had positive earnings. However, the Company sustained net losses during 1995 and 1996, although it made a small profit (approximately $17,000) in the fourth quarter of 1996. Thus, there can be no assurance that the Company will conduct its operations profitably, either currently or in the future.

                  Mannatech  Contract.    In  March 1995, Caraloe, Inc., a
   wholly owned subsidiary of the Company, and Mannatech, Inc. ("Mannatech") entered into a supply agreement (the "Supply Agreement") pursuant to which Mannatech agreed to purchase from Caraloe, Inc. certain quantities of Manapol(R), a freeze-dried Aloe vera powder. The Supply Agreement provided for renegotiation by the parties by March 15, 1997 of the purchase price to be paid by Mannatech for Manapol(R). Because the purchase price was not mutually agreed to by the parties by
   that   time,  the  Supply  Agreement  terminated  on  March  31,  1997.
   Mannatech was the Company's largest customer in 1996, accounting for total sales of $3,273,000 and a contribution margin of $672,000 after
   cost  of  goods.    As  the  Supply Agreement between Mannatech and the
   Company  was  not  renewed, the exclusive license agreement for Manapol
   (R) also terminated on March 31, 1997. The Company is now able to sell Manapol(R) to other third parties as well as use it in the Company's
   products.    It  is  expected  that Mannatech will continue to purchase
   Manapol(R) on an as needed basis. Termination of the Supply Agreement could have a material adverse effect on the Company's results of
   operations.    However,  the  Company  believes that its cost reduction
   programs in combination with its current cash resources, over $6,800,000 as of March 31, 1997, will provide the funds necessary to
   fund   its  current  operations.    Although  the  Company  intends  to
   aggressively seek new customers for Manapol(R), there is no assurance it will succeed in that effort. Virtually all Manapol(R) is produced on an as required basis to fill open purchase orders. As such, the termination of the Supply Agreement will not have a significant impact on inventory valuation. The Company's management is also exploring the potential for new products to fill capacity in the Costa Rica facility where Manapol(R) is currently produced. Additionally, the Company has already planned for further cost reductions at the Costa Rica facility in the event lost production cannot be replaced with sales of new products.


   Potential Write-Down of Costa Rica Assets. The production capacity of the Company's aloe vera processing plant in Costa Rica, where its bulk freeze-dried aloe vera extract is manufactured, is greater than the Company's current level of usage of the plant. Although the Company is currently exploring other options to utilize the available capacity, there is no assurance that the Company will be able to utilize fully the Costa Rica plant's capacity. The Company adopted Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of ("SFAS 121") in the first quarter of 1996. SFAS 121 requires that long-lived assets held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be recoverable. At the time of adoption, there was no impairment of asset value in Costa Rica based on historical production levels and future capacity requirements needed to produce the Company's drug Aliminase[TM], then under initial phase III
   clinical  trials.   Under SFAS 121, when there is an event or change in
   circumstances that may impair the recoverability of the assets, the carrying amount of the asset should be assessed. In late October 1996, the Company received the results of the initial phase III clinical trial for the testing of Aliminase[TM] oral capsules which indicated no statistically significant differences that would support a conclusion that Aliminase[TM] oral capsules provide a therapeutic effect in the treatment of ulcerative colitis. As a result, the Company terminated the second large scale clinical trial and placed further testing of
   Aliminase[TM] on hold.    These  results  triggered a new assessment of
   recoverability of the Costa Rica plant's assets using the methodology provided by SFAS 121 in the fourth quarter of 1996. The net book value of the Costa Rica Plant assets as of December 31, 1996, was $3,958,000. The Company evaluated the value of Costa Rica produced components in its current product mix to determine the amount of net revenues, excluding Manapol(R) powder sales to Mannatech, attributable to the Costa Rica plant. Sales to Mannatech were excluded from the analysis as the Company had been informed by Mannatech that the Supply Agreement in effect throughout 1996 would not be renewed. As the Supply Agreement between Mannatech and the Company was not renewed, the exclusive license agreement for the Manapol(R) trademark also terminated on March
   31, 1997.   The  Company  can  sell  Manapol(R)  powder or license the trademark to other third parties as well as use it in the Company's products. Mannatech may continue to purchase Manapol(R) powder on an as-needed basis, but no such purchases could be anticipated for the SFAS
   121  analysis.    Cash inflows for 1997 and future years were estimated
   using management's current forecast and business plan. All direct costs of the facility, including certain allocations of Company overhead, were considered in the evaluation of cash outflows. Results indicate there is no impairment of value under SFAS 121. However, there is no assurance that future changes in product mix or the content of Costa Rica produced components in the current products will generate sufficient revenues to recover the costs of the plant under SFAS 121 methodology.

                  No    Assurance   of   Regulatory   Approvals.      The
   commercialization of certain of the Company's proposed products will require approvals from the Food and Drug Administration and comparable regulatory agencies in most foreign countries. To obtain such approvals, the safety and efficacy of the products must be demonstrated through extensive preclinical testing and human clinical trials. There is no assurance that the safety or efficacy of a product, to the extent demonstrated in preclinical testing, will be pertinent to the development of, or indicative of the safety or efficacy of, a product for the human market. In addition, there is no assurance that the results of clinical trials of a product will be consistent with results obtained in preclinical tests. Furthermore, there is no assurance that any product will be shown to be safe and effective or that regulatory approval for any product will be obtained on a timely basis, if at all.


                  No   Assurance   Pharmaceutical   Products   Will   be
   Commercialized. The Company currently derives no revenue from the sale of prescription pharmaceutical products. The Company currently has
   several   complex   carbohydrate   pharmaceutical   compounds   under
   development, which are in preclinical and clinical trials. There is no assurance that the Company's product development efforts will be successfully completed or that required approvals can be obtained. Even if products are approved, they may not achieve commercial success. Furthermore, although the Company has an established sales force experienced in the marketing of nonprescription pharmaceutical products, the Company's sales force has very limited experience in the marketing of prescription-only drugs. There is no assurance that the Company will be able to establish an experienced sales force for this purpose.

                  Need for Additional Funds; No Bank Credit Facility. Substantial funding will be required to complete the development of and to commercialize the Company's proposed prescription pharmaceutical products. The Company does not expect that revenues from its operations will be sufficient to fund the development and commercialization of such products. No assurances are given as to the Company's success in obtaining additional funding or as to the terms of any such funding. In addition, the Company does not currently have a bank line of credit or other bank credit facility available to it.

                  Limited Manufacturing Experience. Although members of the Company's management have extensive experience in the business of developing, manufacturing and marketing human and animal health products, the Company does not have experience in the large scale manufacture of bulk or finished dosage forms of complex carbohydrates or any other pharmaceutical compound. In addition, the Company will be required to expand its current manufacturing facilities or contract with third parties to meet any requirement to produce commercial quantities of finished oral dosage forms of its complex carbohydrates and to meet any long-term requirement to produce commercial quantities of finished injectable dosage forms.


                  Government Regulation. The Company is subject to regulation by numerous governmental authorities in the United States and other countries. Certain of the Company's proposed products will require governmental approval or licensing prior to commercial use. The approval process applicable to prescription pharmaceutical products usually takes several years and typically requires substantial expenditures. The Company and any licensees of the Company may encounter significant delays or excessive costs in their respective efforts to secure necessary approvals or licenses. Future United States or foreign legislative or administrative acts could also prevent or delay regulatory approval of the Company's or its licensees products. Failure to obtain requisite governmental approvals or failure to obtain approvals of the scope requested could delay or preclude the Company and any licensees of the Company from marketing their products, or could limit the commercial use of the products, and thereby have a material adverse effect on the Company's liquidity and financial condition.

                  Highly  Competitive  Industry.    There  is  substantial
   competition in the pharmaceutical industry. Potential competitors in the United States are numerous and include pharmaceutical, chemical and biotechnology companies. Many of these companies have substantially greater capital resources, research and development staffs, facilities and expertise (including in research and development, manufacturing, testing, obtaining regulatory approvals and marketing) than the
   Company.    Furthermore,  some  competitors  may  achieve  product
   commercialization earlier than the Company.

                  Volatility of Stock Price. Since the Company's initial public offering in 1983, the market price of the Common Stock has fluctuated over a wide range, and it is likely that the price of the Common Stock will fluctuate in the future. Announcements of a positive or negative nature regarding technical innovations, new commercial products, regulatory approvals, patent or proprietary rights or other developments concerning the Company or its competitors could have a significant impact on the market price of the Common Stock.

                  Shares Eligible for Future Sale. Future sales of shares of Common Stock by existing shareholders, or by shareholders (including the Selling Shareholders) who receive shares of Common Stock through the exercise of options or warrants, the conversion of preferred stock or otherwise, or the perception that such sales might occur, could have an adverse effect on the price of the Common Stock.

                  No Dividends Anticipated in the Foreseeable Future. The Company has not paid any cash dividends on the Common Stock since its initial public offering in 1983 and does not anticipate paying cash dividends on the Common Stock in the foreseeable future. Declaration of cash dividends on the Common Stock will depend upon, among other things, future earnings, the operating and financial condition of the Company, its capital requirements and general business conditions. Under the terms of a bank loan agreement with NationsBank of Texas, N.A. (originally relating to a line of credit that terminated in January 1996 but which remains in effect with respect to an outstanding $1,500,000 letter of credit issued by the bank to a supplier of the Company and secured by a certificate of deposit of the Company in an amount equal to the letter of credit), the Company is prohibited from declaring or paying cash dividends on any of its capital stock. In addition, from and after October 21, 1998, the Company may not pay any dividends on Common Stock unless and until all dividend rights on any outstanding shares of the Company's Series E Convertible Preferred Stock have been satisfied.

                  Product Liability Exposure. The Company could be subject to product liability claims in connection with the use of products that the Company and its licensees are currently manufacturing, testing or selling or that the Company and any licensees may manufacture, test or sell in the future. There is no assurance that the Company would have sufficient resources to satisfy any liability resulting from these claims or would be able to have its customers indemnify or insure the Company against such claims. The Company currently carries product liability insurance in the amount of $3,000,000, but there is no assurance that such coverage will be adequate in terms and scope to protect it against material adverse effects in the event of a successful product liability claim.

                  Patents. The Company has obtained patents or filed patent applications in the United States and certain other countries in three series regarding the compositions of acetylated mannan derivatives, the processes by which they are produced and the methods of their use. The Company believes that the patents it has obtained and those it is seeking constitute valuable assets. However, patent rights resulting from issued patents are not self-enforcing. The Company must enforce the rights if and when they are infringed. Accordingly, there are no assurances that any patents issued to the Company give significant commercial protection.

                  Obsolescence. The pharmaceutical industry has undergone rapid and significant change. The Company expects that this field will continue to develop rapidly, and the Company's future success will depend, in large part, on its ability to maintain a competitive position. Rapid technological development may result in the Company's products or processes becoming obsolete before marketing of those products or before the Company recovers a significant portion of the research, development and commercialization expenses incurred with respect to those products.

                  Dependence Upon Key Personnel. The Company's success depends in large part upon its ability to attract and retain highly qualified scientific, manufacturing, marketing and management personnel. The Company believes that it employs highly qualified personnel in all these areas. The Company, however, faces competition for such personnel from other companies, academic institutions, government entities and other organizations. There is no assurance that the Company will be successful in hiring or retaining the requisite personnel.

                  Antitakeover  Matters.    Certain  provisions  of  the
   Company's Restated Articles of Incorporation and Bylaws may be deemed to have an antitakeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder of the Company might consider in such shareholder s best interest, including attempts that might result in the payment of a premium over the market price for shares of Common Stock. These provisions include a provision in the Company's Restated Articles of Incorporation authorizing the issuance of "blank check" preferred stock by the Board of Directors of the Company without further shareholder approval. They also include provisions in the Company's Bylaws that divide the directors of the Company into three classes that are elected for staggered three-year terms and that establish advance notice procedures with respect to submissions by shareholders of proposals to be acted on at shareholder meetings and of nominations of candidates for election as directors. In addition, the Company has instituted a shareholder rights plan, which may have the effect of discouraging an unsolicited takeover proposal.


               DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

                  This Prospectus includes or incorporates by reference forward-looking statements within the meaning of Section 27A of the
   Securities Act of 1933 and Section 21E of the Exchange Act. All statements other than statements of historical fact included in, or incorporated by reference in, this Prospectus are forward-looking statements, including without limitation, statements under the caption
   "Risk" Factors.    Forward-looking statements generally include or are
   accompanied by words such as "anticipate", "believe", "estimate", "expect", "intend" or similar words. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Company's expectations
   ("Cautionary Statements") are disclosed under the caption Risk Factors in this Prospectus. Cautionary Statements include but are not limited to the possibilities that the Company may be unable to obtain the funds needed to carry out large scale clinical trials and other research and development projects, that the results of the Company's clinical trials may not be sufficiently positive to warrant continued development and marketing of the products tested, that new products may not receive required approvals by the appropriate government agencies or may not meet with adequate customer acceptance, that the Company may not be able to obtain financing when needed, that the Company may not be able to obtain appropriate licensing agreements for products that it wishes to market or products that it needs assistance in developing, that demand for the Company's products may not be sufficient to enable it to recover the cost of its Costa Rica plant or to absorb all of that plant's operating costs, and that the Company's efforts to improve its sales may not be sufficient to enable it to fund its operating costs from revenues and available cash resources. All forward-looking statements included or incorporated by reference in this Prospectus, and all subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf, are expressly qualified in their entirety by the Cautionary Statements.


                             SELLING SHAREHOLDERS

                  The Shares offered hereby are shares of Common Stock that are issuable upon the conversion of outstanding shares of Series E Preferred Stock sold by the Company to the Selling Shareholders in a private placement in October 1996 (the "Private Placement"). A total of 660 shares of Series E Preferred Stock were sold in the Private Placement. On March 4, 1997, the Company purchased from the Selling Shareholders an aggregate of 330 shares of Series E Preferred Stock for an amount in cash equal to $11,300 per share of Series E Preferred Stock, representing an aggregate purchase price of $3,729,000.

                  Subject to certain conditions, each share of Series E Preferred Stock is convertible, at the option of the holder thereof, into shares of Common Stock beginning on December 20, 1996. In addition, subject to certain conditions, all shares of Series E
   Preferred Stock that remain outstanding on October 21, 1999 shall automatically be deemed to have been surrendered for conversion (and shall be automatically converted) into shares of Common Stock on such date. The conversion price per share of Series E Preferred Stock (the "Conversion Price") is equal to the lower of (x) $25.20 (as adjusted for any stock split, reverse stock split or stock dividend with respect to the Common Stock), and (y) 87% of the average of the daily closing bid prices of the Common Stock on Nasdaq for the three consecutive trading days ending on the trading day immediately preceding the date of conversion of the Series E Preferred Stock (such average daily closing bid price, the Current Market Price ). Each share of Series E Preferred Stock is convertible into the number of whole shares of Common Stock determined by dividing (a) $10,000 (as adjusted for any stock split, reverse stock split, stock dividend or similar event resulting in a change in the Series E Preferred Stock) plus, in the case of the automatic conversion of the Series E Preferred Stock on October 21, 1999, an amount equal to all dividends accrued but unpaid on such share of Series E Preferred Stock, by (b) the Conversion Price in effect on the date of conversion.

                  The total number of Shares offered hereby, as set forth on the cover page of this Prospectus, has been calculated based on an assumed conversion prior to October 21, 1999 of all 330 presently outstanding shares of Series E Preferred Stock at a Conversion Price of $3.46. Such Conversion Price was determined by multiplying 87% times an assumed Current Market Price of the Common Stock of $3.98. The lowest closing sales price of the Common Stock on Nasdaq during the period January 1, 1996 to April 11, 1997 was $5.125 per share. On April 11, 1997, the closing sales price of the Common Stock on Nasdaq was $5.125 per share. The actual number of Shares a Selling Shareholder acquires upon any conversion of its Series E Preferred Stock will depend on the Current Market Price of the Common Stock on the date of conversion.

                  Concurrently with the closing of the Private Placement, the Company entered into Registration Rights Agreements (the
   "Registration Rights Agreements") with each of the Selling Shareholders. Pursuant to the Registration Rights Agreements, the Company agreed, subject to certain terms and conditions, to prepare and file with the Commission a registration statement or statements covering the sale by the Selling Shareholders of the shares of Common Stock received by the Selling Shareholders upon conversion of their
   shares of Series E Preferred Stock.    In    connection    with    the
   Company's repurchase of 330 shares of Series E Preferred Stock, the Company agreed with the Selling Shareholders that if the Commission does not declare the registration statement covering the Shares effective by May 15, 1997, the Company will pay the holders of the Series E. Preferred Stock an amount in cash equal to 1% of the original purchase price through June 15, 1997 and 2% for each additional 30-day period, prorated to the date on which the Commission declares the Registration Statement effective. The Company agreed to use its best efforts to keep such registration statement or statements effective at all times until the earliest of (i) October 21, 1998, (ii) the date when the Selling Shareholders may sell all the Shares under Rule 144 promulgated under the Securities Act of 1933, or (iii) the date when the Selling Shareholders no longer own any Shares. The Company has registered the Shares for sale pursuant to this Prospectus as required by the Registration Rights Agreements. See Plan of Distribution.

                  The following table sets forth certain information with respect to the ownership of the Common Stock, as of April 11, 1997, and as adjusted to reflect the sale of the Shares offered hereby, by each of the Selling Shareholders. Each Selling Shareholder has sole voting and investment power with respect to all shares indicated as being beneficially owned by such person.

                               Beneficial        Maximum       Beneficial
                               Ownership of      Number of     Ownership of
                               Common Stock       Shares       Common Stock
                               Before            Being         After the
                               the Offering(1)   Offered(1)    Offering(2)

                             Number                         Number
                               of                            of
      Name                   Shares    Percent              Shares  Percent
   ---------------------    -------   --------              ------  -------
   Bernstein Liebhard &
   Lifshitz                 144,508     1.5%      144,508       0        0%

   Bridge Ltd.               93,930      1.0%       93,930      0        0%

   Colophon N.V.             36,127       *         36,127      0        0%

   EuroFactors
   International Inc.        65,028       *         65,028      0        0%
   FTS Worldwide
   Corporation              202,312     2.1%      202,312       0        0%

   Harmen Partners           36,127       *         36,127      0        0%

   Kapok International
   Inc.                      36,127       *         36,127      0        0%

   Ramlu Trading Corp.       86,705       *         86,705      0        0%

   The Tail Wind Fund Ltd.  108,381     1.1%      108,381       0        0%

   Wolfson Equities         144,508     1.5%      144,508       0        0%
                            -------               -------
                  Total     953,753               953,753

   ____________________
   *  Less than 1%.

   (1) Consists solely of Shares the Selling Shareholder has the right to acquire through the conversion of shares of Series E Preferred Stock held by the Selling Shareholder. The number of Shares set forth in the table for each Selling Shareholder has been calculated based on an assumed conversion by such Selling Shareholder prior to October 21, 1999 of all of its Series E Preferred Stock at a Conversion Price of $3.46. Such Conversion Price was determined by multiplying 87% times an assumed Current Market Price of the Common Stock of $3.98. The actual number of Shares a Selling Shareholder acquires upon any conversion of its Series E Preferred Stock will depend on the Current Market Price of the Common Stock on the date of conversion.

   (2)      Assumes that all Shares being offered are sold.

                             PLAN OF DISTRIBUTION

      The Shares may be sold from time to time by the Selling Shareholders, or by their pledgees, donees or other successors in interest. Such sales may be made by the Selling Shareholders on Nasdaq or otherwise at prices and on terms related to the then current market price of the Common Stock or in negotiated transactions. The Shares may be sold by any one or more of the following methods:


      (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent, but may position and resell a portion of a block as principal to facilitate the transaction;

      (b) purchases by a broker or dealer as principal, and resale by such broker or dealer, for its account pursuant to this Prospectus;

      (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

      (d)   privately negotiated transactions.

      The Selling Shareholders may effect such transactions by selling the Shares to or through brokers or dealers. Such brokers or dealers will receive compensation in the form of discounts or commissions from the Selling Shareholders, and they may also receive commissions from the purchasers of the Shares for whom they may act as agents. Such discounts or commissions from the Selling Shareholders or such purchasers are not expected to exceed those customary in the types of transactions involved.

      The Company has agreed to pay all reasonable expenses incident to registration of the Shares, other than underwriting discounts and commissions and other fees and expenses of investment bankers and other than brokerage commissions. It is estimated that the fees and expenses payable by the Company in connection with the registration of the Shares will be approximately $50,000. The Company will receive none of the proceeds from sales of the Shares.

      In the event the Shares are offered to the public by the Selling Shareholders, they may be deemed underwriters within the meaning of the Securities Act of 1933. Any broker-dealer selling the Shares as agent for a Selling Shareholder and any broker-dealer purchasing and reselling the Shares for its own account may also be deemed an underwriter.


                                LEGAL MATTERS

      The legality of the Shares offered hereby will be passed upon for the Company by Thompson & Knight, A Professional Corporation, Dallas, Texas.

                                   EXPERTS

      The consolidated financial statements of the Company incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and have been so incorporated by reference in reliance upon the authority of said firm as experts in giving said report.


                                   PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


   Item 14. Other Expenses of Issuance and Distribution.

      The following table sets forth the expenses, other than brokerage discounts and commissions, expected to be incurred in connection with the offering of the Shares registered hereby. All amounts, except the Securities and Exchange Commission registration fee, are estimated.


      Securities  and Exchange Commission Registration Fee . . .  $4,364

      Accounting Fees and Expenses . . . . . . . . . . . . . . .   9,000

      Legal Fees and Expenses  . . . . . . . . . . . . . . . . .  35,000

      Miscellaneous Expenses . . . . . . . . . . . . . . . . . .   1,636
                                                                 -------
                   Total . . . . . . . . . . . . . . . . . . . . $50,000
                                                                 =======

            Pursuant to the terms of the registration rights agreement filed as Exhibit 10.3 to this Registration Statement, under which the Selling Shareholders have been granted registration rights in connection with the registration being effected hereby, the Selling Shareholders will pay any underwriting discounts and commissions and other fees and expenses of investment bankers and any brokerage commissions payable in respect of sales of the Shares. The Company will bear all other reasonable expenses incident to the registration of the Shares pursuant to this Registration Statement.


   Item 15. Indemnification of Directors and Officers.

            The Company is a Texas corporation. Article 1302-7.06 of the Texas Miscellaneous Corporation Laws Act authorizes Texas corporations, such as the Company, to eliminate or limit, pursuant to a provision in their articles of incorporation, the liability of directors thereof to the corporation and its shareholders for certain acts or omissions in the director's capacity as a director, subject to certain limitations. Reference is made to Article Fifteen of the Company's Restated Articles of Incorporation, which are filed as Exhibit 4.1 hereto, that eliminates the liability of directors of the Company for monetary damages for certain acts or omissions, subject to certain limitations.

            Article 2.02-1 of the Texas Business Corporation Act permits (and in certain circumstances requires) Texas corporations, such as the Company, to indemnify directors and officers thereof under certain conditions and subject to certain limitations. Reference is made to Article Nine of the Company's Bylaws, which are filed as Exhibit 4.2 hereto, that provides for indemnification of directors and officers of the Company, subject to certain limitations.


            The Company maintains a directors and officers liability insurance policy insuring its directors and officers against certain liabilities and expenses incurred by them in their capacities as such and insuring the Company, under certain circumstances, in the event that indemnification payments are made by the Company to such directors and officers.

            Pursuant to the terms of the registration rights agreement filed as Exhibit 10.3 to this Registration Statement, the Selling Shareholders have agreed to indemnify the Company and its directors, officers and controlling persons against certain liabilities, including liabilities under the Securities Act of 1933, arising out of untrue statements or omissions in the Registration Statement made in reliance upon and in conformity with information furnished in writing to the Company by the Selling Shareholders.

            The foregoing summaries are necessarily subject to the complete text of the statutes, Restated Articles of Incorporation, Bylaws, insurance policy and agreement referred to above and are qualified in their entirety by reference thereto.


   Item 16. Exhibits.

            The information required by this Item 16 is set forth in the Index to Exhibits accompanying this Registration Statement.


   Item 17. Undertakings.


            (a)    Rule 415 Offering.

                   The undersigned Registrant hereby undertakes:

                   (1) To  file,  during  any  period  in which offers or
            sales are being made, a post-effective amendment to the Registration Statement:


                       (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                      (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective registration statement;

                       (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;


            provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                   (2) That, for the purpose of determining any liability
            under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                   (3) To  remove  from  registration by means of a post-
            effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (b) Filings Incorporating Subsequent Exchange Act Documents by Reference.

            T h e undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (h)    Acceleration of Effectiveness.

            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                                  SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on the 1st day of May, 1997.


                                            Carrington Laboratories, Inc.
                                                    (Registrant)


                                            By:/s/ SHERI L. PANTERMUEHL
                                            Sheri L. Pantermuehl
                                            Chief Financial Officer and
                                            Treasurer


            Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

       Signature                   Title                         Date

   _______*_________         *Chairman of the Board         May 1, 1997
     George DeMott


                             *Chief Executive Officer,
   __________*_____________   President and                 May 1, 1997
   Carlton E. Turner, Ph.D.   Director (Principal Executive
                              Officer)

                             *Chief Financial Officer and
  _________*___________       Treasurer                     May 1, 1997
  Sheri L. Pantermuehl        (Principal Financial Officer
                              and Accounting Officer)



 ______*________             *Director                      May 1, 1997
 Selvi Vescovi



 ________*_________          *Director                      May 1, 1997
 Thomas J. Marquez



 _________*_____________     *Director                      May 1, 1997
 Robert A. Fildes, Ph.D.



 ________*_________          *Director                      May 1, 1997
 James T. O Brien




 ________*________         *Director                        May 1, 1997
 R. Dale Bowerman




   * /s/ CARLTON E. TURNER
     Carlton E. Turner, Ph.D.
     Attorney-in-Fact

                              INDEX TO EXHIBITS


                                                                    Sequentially
                                                                      Numbered
                                                                        Page

        4.1 --- Restated Articles of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Company's 1988 Annual Report on Form 10-K).

        4.2 --- Bylaws of the Company, as amended through April 27, 1995 (incorporated herein by reference to Exhibit
                3.5 to the Company's 1995 Annual Report on Form 10-K).

        4.3 --- Statement of Resolution Establishing Series E Convertible Preferred Stock of the Company (incorporated herein by reference to Exhibit 3.1 to the Company's Report on Form 8-K dated November 13,
                1996).

        4.4 --- Rights Agreement dated as of September 19, 1991, between the Company and Ameritrust Company National Association (incorporated herein by reference to Exhibit 1 to the Company's Report on Form 8-K dated September 19, 1991).

        5.1+--- Opinion  of  Thompson  &  Knight,  A  Professional
                Corporation.

       10.1 --- Stock Purchase Agreement between the Company and each of the purchasers of shares of the Company's Series E Convertible Preferred Stock (incorporated herein by reference to Exhibit 10.4 to the Company's Report on Form 8-K dated November 13, 1996).

       10.2 --- Amendment to Stock Purchase Agreement dated October 15, 1996 between the Company and each of the purchasers of shares of the Company's Series E Convertible Preferred Stock (incorporated herein by reference to Exhibit 10.5 to the Company's Report on Form 8-K dated November 13, 1996).

       10.3 --- Registration Rights Agreement between the Company and each of the purchasers of shares of the Company's Series E Convertible Preferred Stock (incorporated herein by reference to Exhibit 10.6 to the Company's Report on Form 8-K dated November 13,
                1996).

       10.4+--- Offer  and  Agreement  of  Sale  and  Purchase  of
                Convertible Preferred Series E Stock between holders of the Company's Series E Convertible Preferred Stock and the Company, dated February 26, 1997 (incorporated herein by reference to Exhibit 10.69 to the Company's 1996 Report on Form 10-K).

       23.1*--- Consent of Arthur Andersen LLP.

       23.2 --- Consent of Thompson & Knight, A Professional Corporation (included in Exhibit 5.1).

       24.1 --- Power of Attorney (included in Part II of the Registration Statement).

   ______________________

   *        Filed herewith.
   +        Previously filed.